Exhibit 99.2

MGO GLOBAL INC.

COMPENSATION COMMITTEE CHARTER

I. Adoption of Charter

The Board of Directors (the “Board”) of MGO Global Inc., a Delaware corporation (the “Company”) has adopted this Charter (the “Charter”) of the Compensation Committee of the Board (the “Committee”).

II. Organization

1. Committee Structure and Membership

The Committee shall consist of at least two (2) directors of the Company (each, a “member”), as determined from time to time by the Board. Each member of the Committee shall be “independent” in accordance with the standards of The NASDAQ Stock Market, LLC or New York Stock Exchange, LLC (the “Exchange Rules”), as well as guidelines set forth by the Board from time to time, which guidelines the Board will base on, among other things, the provisions of Rule 10C1(b)(1) under Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board must consider all factors relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to:

a. the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and

b. whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Each member of the Committee must further qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act, and as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2. Appointment

The members of the Committee shall be appointed by the Board. Candidates to fill subsequent vacancies shall be recommended by the Nominating and Corporate Governance Committee of the Board and thereafter appointed by the Board. The members of the Committee shall serve one (1)-year terms and shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman of the Committee by the majority vote of the full Committee membership. In the event of a tie vote on any issue, the Chairman’s vote shall decide the issue. The Chairman of the Committee will chair all regular sessions of the Committee and set agendas for Committee meetings.

3. Committee Meetings

The Committee shall meet as often as it deems necessary. The Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee may invite such members of management to its meetings as it deems appropriate.

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4. Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without having to seek the approval of the Board. The Committee shall have authority to elect, retain, terminate and approve the fees and other retention terms of consultants or search firms used to identify director candidates and to assist in the evaluation of director compensation.

5. Reports to the Board

The Committee shall take written minutes of its meetings and activities and submit such minutes to the recording secretary of the Company for filing. The Chair of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

III. Purpose and Responsibilities

1. Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

2. Responsibilities

The Committee shall have the following authority and responsibilities:

a. To review and determine, or recommend to the Board to determine, annually, the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine or recommend to the Board to determine, the CEO’s compensation level based on this evaluation. The Committee’s decisions regarding performance goals and objectives and the compensation of the CEO are to be reviewed and ratified by the Company’s full Board, provided, however, the CEO shall not be present during voting or deliberations regarding his or her compensation.

b. To review, approve and determine, or make recommendations to the Board to determine, the compensation of all other executive officers of the Company.

c. To review, approve and determine, or make recommendations to the Board regarding, incentive compensation plans and equity-based plans, as applicable.

d. To administer the Company’s incentive compensation plans and equity-based plans, except as reserved or otherwise delegated by the Board, as applicable.

e. To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

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f. To make recommendations to the Board regarding director compensation.

g. To review with management and approve the Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Company’s periodic reports or proxy statements to be filed with the Securities and Exchange Commission.

h. To establish and review general policies relating to compensation and benefits of the employees.

IV. Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfil its duties and responsibilities under this Charter. The Committee shall set the compensation, and directly oversee the work, of its outside counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of reasonable compensation to its compensation consultants, outside counsel and any other advisors. Nothing in this Charter shall limit the Committee’s ability or obligation to exercise its own judgment in fulfilment of its duties, nor shall any provision of this Charter require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee.

The Committee may select or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

a. the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

b. the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

c. the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

d. any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

e. any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

f. any business or personal relationship of the compensation consultant, legal counsel or other adviser, or the person employing the adviser with an executive officer of the Company.

Subject to applicable Exchange Rules, the Committee shall conduct the same “independence” assessment as set forth in Article II, Section 1 of this Charter for each compensation consultant, outside counsel and any other advisors retained by the Committee.

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The compensation consultant, outside counsel and any other advisors retained by the Committee shall be “independent” in accordance with guidelines set by the Board from time to time, which guidelines the Board will base, to the extent required or deemed appropriate, on the provisions of the Exchange Rules promulgated in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the applicable rules and regulations promulgated thereunder by the SEC.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation or director compensation shall not be retained by the Company for any compensation or other human resource matters.

V. Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one (1) or more subcommittees as the Committee may deem appropriate in its sole discretion.

VI. Periodic Review and Amendment of Charter and Committee

The Committee shall perform a periodic review and evaluation of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess annually the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner, and at such times, as it deems appropriate.

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